Exhibit 99.1

Heritage Southeast

Bancorporation, Inc.

and Subsidiary

Consolidated Financial Statements

Years Ended December 31, 2022 and 2021

Independent Auditor's Report

To the Board of Directors and Shareholders

Heritage Southeast Bancorporation Inc. and Subsidiary

Jonesboro, Georgia

Opinion

We have audited the consolidated financial statements (the ''financial statements'') of Heritage Southeast Bancorporation Inc. and Subsidiary (the "Company"), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive (loss) income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Southeast Bancorporation Inc. and Subsidiary as of December 31, 2022 and 2021, and the results of its operations for the years then ended in accordance with accounting principles generally accepted in the United States of America (''GAAP'').

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Heritage Southeast Bancorporation Inc. and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

Subsequent Event

As described in Note 20 to the consolidated financial statements, on January 1, 2023 the Company merged into The First Bancshares, Inc. (“FBMS”) with FBMS being the surviving entity. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Heritage Southeast Bancorporation Inc. and Subsidiary's ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Heritage Southeast Bancorporation Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Heritage Southeast Bancorporation Inc. and Subsidiary's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Wipfli LLP

Atlanta, Georgia

March 10, 2023

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2022 and 2021

(In thousands, except share data)

	2022	2021
Assets
Cash and due from banks	$27,954	29,689
Interest-bearing deposits with banks	79,019	261,513
Cash and cash equivalents	106,973	291,202

Securities available for sale	171,423	197,309
Other investments	827	786
Loans, net of unearned income:
Originated	1,091,016	901,883
Acquired	100,042	153,442
Allowance for loan losses	(15,024)	(15,228)
Loans, net	1,176,034	1,040,097
Premises and equipment, net	32,463	35,136
Cash surrender value of bank owned life insurance	35,579	34,634
Other real estate owned	857	857
Accrued interest receivable	4,349	3,240
Goodwill	28,275	28,275
Core deposit intangible, net	6,334	7,283
Deferred tax asset, net	15,759	12,093
Other assets	1,547	3,653
Total assets	$1,580,420	1,654,565
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$513,461	485,754
Interest-bearing	880,885	941,684
Total deposits	1,394,346	1,427,438
Securities sold under agreements to repurchase	32,710	23,988
Lines of credit	-	34,188
Junior subordinated debentures	9,557	9,403
Accrued expenses and other liabilities	1,562	5,588
Total liabilities	1,438,175	1,500,605
Commitments
Shareholders’ equity:
Common stock, $0.10 par value, 50,000,000 shares authorized; 7,171,927 and 7,026,210 shares issued and outstanding	717	703
Additional paid in capital	115,440	117,444
Retained earnings	43,596	37,797
Accumulated other comprehensive loss	(17,508)	(1,984)
Total shareholders’ equity	142,245	153,960
Total liabilities and shareholders’ equity	$1,580,420	1,654,565

See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31, 2022 and 2021

(In thousands)

	2022	2021
Interest and dividend revenue:
Loans, including fees	$56,581	54,125
Investment securities	3,118	1,975
Federal funds sold, deposits in banks and other investments	3,946	354
Total interest and dividend revenue	63,645	56,454
Interest expense:
Deposits	3,411	3,292
Federal funds purchased and repurchase agreements	65	33
Lines of credit	1,627	678
Junior subordinated debentures	492	325
Subordinated debt	-	844
Total interest expense	5,595	5,172
Net interest revenue	58,050	51,282
Provision for loan losses	-	-
Net interest revenue after provision for loan losses	58,050	51,282
Noninterest revenue:
Service charges and fees	6,116	5,753
Interchange and ATM fees	5,928	6,225
Bank owned life insurance income	945	900
Gain on sale of loans	1,668	3,817
Other	2,230	2,274
Total noninterest revenue	16,887	18,969
Operating expenses:
Salaries and employee benefits	40,234	26,531
Occupancy	5,443	5,424
Communications, data processing and equipment	7,038	7,108
Professional fees	1,635	1,487
FDIC assessment and other regulatory charges	948	965
Other real estate expenses, including losses on sales and impairments, net	22	292
Advertising and public relations	318	580
Postage, printing and supplies	668	626
Amortization of intangibles	950	950
Professional and other expenses related to pending transactions	6,708	5,160
Other	3,504	3,325
Total other operating expenses	67,468	52,448
Income before income tax expense	7,469	17,803
Income tax expense	1,670	3,989
Net income	$5,799	13,814
Weighted-average number of shares outstanding:
Basic	7,020,351	6,970,955
Diluted	7,020,351	7,209,886
Earnings per share:
Basic	$0.83	1.98
Diluted	$0.83	1.92

See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPATION, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive (Loss) Income

For the years Ended December 31, 2022 and 2021

(In thousands)

	2022	2021
Net income	$5,799	13,814
Other comprehensive loss:
Unrealized losses on securities available for sale	(20,820)	(4,469)
Income tax benefit related to other comprehensive loss:
Unrealized losses on securities available for sale	5,296	1,162
Total other comprehensive loss, net of tax	(15,524)	(3,307)
Comprehensive (loss) income	$(9,725)	10,507

See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2022 and 2021

(In thousands, except share data)

	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2020	7,023,344	$702	116,825	23,983	1,323	142,833
Stock-based compensation	(6,794)		620	-	-	620
SERP distribution	9,660	1	(1)	-	-	-
Net income	-	-	-	13,814	-	13,814
Change in accumulated other comprehensive income (loss), net of tax	-	-	-	-	(3,307)	(3,307)
Balance, December 31, 2021	7,026,210	$703	117,444	37,797	(1,984)	153,960
Stock-based compensation	136,057	13	(2,003)	-	-	(1,990)
SERP distribution	9,660	1	(1)	-	-	-
Net income	-	-	-	5,799	-	5,799
Change in accumulated other comprehensive income (loss), net of tax	-	-	-	-	(15,524)	(15,524)
Balance, December 31, 2022	7,171,927	$717	115,440	43,596	(17,508)	142,245

 See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

(In thousands)

	2022	2021
Cash flows from operating activities:
Net income	$5,799	13,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,210	4,952
Deferred income tax expense	1,650	3,957
Loss (gain) on sale and disposal of premises and equipment	(16)	9
Loss (gain) on sale of other real estate owned	-	202
Writedowns of other real estate owned	-	51
Stock-based compensation	(1,990)	620
Increase in cash surrender value of bank owned life insurance	(945)	(900)
Change in assets and liabilities:
Other assets and accrued interest receivable	977	1,339
Accrued expenses and other liabilities	(4,026)	(3,442)
Net cash provided by operating activities	5,659	20,602
Cash flows from investing activities:
Proceeds from maturities and calls of securities available for sale	38,367	55,395
Purchases of securities available for sale	(34,627)	(89,916)
Purchases of other investments	(41)	-
Proceeds from sale of other investments	-	417
Net change in loans	(135,129)	15,143
Proceeds from sales of other real estate owned	423	1,983
Purchase of bank owned life insurance policies	-	(5,000)
Purchases of premises and equipment	(762)	(1,469)
Proceeds from sale of premises and equipment	439	239
Net cash used in investing activities	(131,330)	(23,208)
Cash flows from financing activities:
Net change in deposits	(33,092)	64,882
Net change in securities sold under agreements to repurchase	8,722	10,801
Proceeds from line of credit	-	19,500
Repayment of line of credit	(34,188)	-
Redemption of subordinated notes	-	(20,000)
Net cash (used) provided by financing activities	(58,558)	75,183

Net change in cash and cash equivalents	$(184,229)	72,577
Cash and cash equivalents at beginning of year	$291,202	218,625
Cash and cash equivalents at end of year	$106,973	291,202
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$5,567	5,725

Noncash investing and financing activities:
Transfer of premises and equipment to other real estate owned	$423	500
SERP Distribution	$1	1

See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization

Heritage Southeast Bancorporation, Inc. (“Heritage” or the “Company”) received regulatory approval to operate as a bank holding company on March 23, 1995. Heritage is primarily regulated by the Board of Governors of the Federal Reserve System (the “FRB”) and serves as the one-bank holding company for Heritage Southeast Bank (the “Bank”). The Company’s name was changed from CCF Holding Company to Heritage Southeast Bancorporation, Inc. effective September 1, 2019. On September 1, 2019, the Company acquired Heritage Bancorporation, Inc. and Providence Bank by exchanging shares for all the outstanding stock of each entity.

The Bank commenced operations in 1955 upon receipt of its banking charter from the Georgia Department of Banking and Finance (the “GDBF”). The Bank is primarily regulated by the GDBF and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank, whose main office is in Jonesboro, Georgia, provides a full range of commercial and consumer banking services primarily in North and South metro Atlanta, Georgia along with southeastern Georgia and northeastern Florida.

On March 31, 2021, the Company and the Bank entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with VyStar Credit Union (“VyStar”), a Florida Credit Union, pursuant to which VyStar was to acquire substantially all of the assets of the Company and the Bank and assume substantially all of the liabilities of the Company and the Bank (the “Acquisition”).  The Acquisition was approved by the Company’s shareholders on July 12, 2021. During the second quarter 2022, the Company and VyStar announced a mutual agreement to terminate the Purchase Agreement. The termination was approved by the Company’s and Vystar’s boards of directors after careful consideration of the proposed transaction and the lack of a clear path forward to obtaining the regulatory approvals needed for closing.

Effective January 1, 2023, the Company was acquired by The First Bancshares, Inc. (“FBMS”) headquartered in Hattiesburg, Mississippi. Following completion of the acquisition, the Bank was merged with The First Bancshares, Inc.’s subsidiary bank, The First Bank, with The First Bank as the surviving bank. See note 20 for more details regarding the acquisition.

Principles of Consolidation

The consolidated financial statements include the financial statements of Heritage and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accounting principles followed by the Company, and the methods of applying these principles conform with accounting principles generally accepted in the United State of America (“GAAP”) and with general practices in the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, valuation of other real estate owned, valuation of deferred tax assets and the fair value of purchase accounting adjustments.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest-bearing deposits in banks and federal funds sold. Federal funds are generally sold for one-day periods and interest-bearing deposits in banks are available on demand. Effective March 12, 2021, the Federal Reserve’s board of directors approved reducing the required reserve requirements ratio to zero percent, effectively eliminating the requirement to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve’s board in the future.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Investment Securities

The Company classifies its investment securities as held to maturity or available for sale. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities are classified as available for sale. At December 31, 2022 and 2021, all investment securities were classified as available for sale.

Held to maturity securities are recorded at cost, adjusted for amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, excluded from operations and reported in other comprehensive income as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other than temporary impairment on a quarterly basis. A decline in the fair value of securities below cost that is deemed other than temporary is charged to earnings for the decline in value deemed to be credit-related and a new cost basis for the security is established. The decline in value attributed to non-credit-related factors is recognized in other comprehensive income. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities are included in operations and derived using the specific identification method for determining the cost of the securities sold.

Other Investments

Other investments consist of Federal Home Loan Bank (“FHLB”) stock that does not have a readily determinable fair value. The FHLB stock is included in other investments at its original cost basis. FHLB stock is evaluated for impairment on an annual basis.

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of charge-offs and net of any deferred loan fees and costs. Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.

Impaired loans, in relationships exceeding $250,000, are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Impaired loans in relationships less than $250,000 are collectively evaluated. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Allowance for Loan Losses

The allowance for loan losses reflects management’s assessment of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Company periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Company’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and,
•	other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of specific reserves and general reserve components. After a loan has been identified as impaired, management measures impairment based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.

The Company’s impaired loans include troubled debt restructurings. When the measure of the impaired loan, as determined by either the is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve or the loan is charged down. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit. Loans for which specific reserves are provided are excluded from the general allowance calculations described below.

The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the last two years’ experience. This charge-off experience is adjusted to reflect the effects of current conditions. The Company considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant further additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2022, compared to the year ended December 31, 2021. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Also, an independent loan review process further assists with evaluating credit quality and assessing potential performance issues.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

For purposes of determining the allowance for loan losses, Management segments the loan portfolio into broad categories with similar risk elements. Those categories and their specific risks are described below:

Construction and land development – Included in this category is both residential and commercial construction. Risks associated with this category are costs overruns, changes in market demand for property, inadequate long-term financing arrangements and declines in real estate values.

Single-family residential – This loan category includes residential mortgages and home equity lines of credit and these loans are susceptible to weakening general economic conditions, increases in unemployment rates and declining real estate values.

Real Estate (Commercial) – This category includes owner occupied and income producing real estate and risks include the failure of the owner’s business, general economic conditions, declines in real value, declines in occupancy rates, and lack of suitable alternative use for the property.

Multifamily – This category can have risks associated with declines in general economic conditions, declines in real estate values and declines in occupancy rates.

Commercial (not real estate) – Risks to this category include customer or industry concentrations and the inability to monitor the condition of the collateral which often consists of inventory, accounts receivable and other non-real estate assets. Equipment and inventory obsolescence can also pose a risk. Decline in general economic conditions and other events can cause cash flows to fall to levels insufficient to service debt.

Consumer – Common risks include regulatory risks, unemployment and changes in local economic conditions as well as the inability to monitor collateral consisting of personal property.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commercial letters of credit that are issued to meet customer financing needs and commitments to make loans other than those to residential mortgage loan customers. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Business Combinations, Accounting for Credit-Deteriorated Purchased Loans and Related Assets

Business combinations are accounted for by applying the acquisition method in accordance with ASC 805, “Business Combinations.” Under the acquisition method, identifiable assets acquired and liabilities assumed and any non-controlling interest in the acquiree at the acquisition date are measured at their fair values as of that date and are recognized separately from goodwill. Results of operations of the acquired entities are included in the Consolidated Statements of Income from the date of acquisition. Acquisition costs incurred by the Company are expensed as incurred.

Loans purchased in business combinations with evidence of credit deteriorations since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit-impaired. Purchased credit impaired loans are accounted for in accordance with ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”), and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increase in expected cash flows to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized immediately as impairment through a provision for loan losses.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Premises and Equipment

Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset are charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for buildings and improvements is 15 to 40 years and 3 to 10 years for furniture and equipment.

Other Real Estate Owned

Other real estate owned includes all real property received in full or partial satisfaction of a loan. Other real estate owned is recorded at the lower of the related loan’s cost basis or its fair value less estimated selling costs which establishes a cost basis in the property at the time of foreclosure. For properties acquired through foreclosure or deed in lieu, fair values are based on independent appraisals. Any writedown at the time of foreclosure is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Transfers of Financial Assets

A transfer of financial assets is accounted for as a sale if the transferee is not an entity that the Bank must consolidate and provided the Company does not have any form of continuing involvement, rights or obligations associated with the transferred financial assets. If the Company does have a form of continuing involvement, rights or obligations with the transferred financial assets, the transfer is accounted for as a sale when, (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Cash Surrender Value of Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value or return of premiums, depending on the contract, adjusted for other changes or other amounts due that are probable at settlement.

Goodwill

Goodwill represents the cost of acquired companies in excess of the fair value of the net assets acquired. Goodwill is not amortized over a useful life. Instead, it is reviewed for impairment annually, or more frequently if deemed necessary. No impairment was recognized for the years ended December 31, 2022 and 2021. The goodwill is not deductible for income tax purposes.

Core Deposit Intangible

The core deposit intangible is established in the allocation of purchase price to the fair value of identifiable net assets acquired. The Company recorded core deposit intangible assets in connection of the acquisitions of Heritage Bancorporation, Inc. and Providence Bank of $9.2 million and $317 thousand, respectively. The core deposit intangible is amortized on a straight-line basis over the estimated period of benefit of ten years. Amortization expense was approximately $950 thousand for the years ended December 31, 2022 and 2021.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase (“repurchase agreements”) represent funds received from customers, generally on an overnight or continuous basis, which are collateralized by investment securities owned by the Company. The securities used as collateral consist primarily of U.S. Government obligations, residential mortgage-backed securities and collateralized mortgage obligations and all are maintained by the Company’s safekeeping agents. These securities are reviewed on a daily basis, and the Company may be required to provide additional collateral due to changes in the fair market value of these securities. The terms of the Company’s repurchase agreements are continuous but may be cancelled at any time by the Company or the customer.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the likelihood of the realization of deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and tax planning strategies. Deferred tax valuation allowance assessments require significant amounts of judgment. GAAP requires the more likely than not criteria (a likelihood of 50% or more) to be used; however, the likelihood is not possible to be expressed in purely mathematical terms. Highly subjective information about future events heavily factor into the conclusion as to whether the more likely than not criteria can be achieved.

The Company currently evaluates uncertainty in income tax positions. GAAP requires that a loss contingency reserve be accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Stock-Based Compensation

The Company uses the fair value method for recognizing expense for stock-based compensation based on the fair value of option and restricted stock awards at the date of grant, recognized over the vesting period.

Comprehensive Income

GAAP normally requires that recognized revenues, expenses, gains and losses be included in net earnings. In addition to net earnings, other components of comprehensive income include the after-tax effect of changes in unrealized gains and losses on available for sales securities. These items are reported as a separate component of shareholders’ equity.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit dividends paid by the Bank to the Company or by the Company to shareholders. The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2022, $3.8 million of retained earnings were available for dividend declaration without regulatory approval.

In December 2022, the Bank requested and received regulatory approval to pay a special dividend of $35.5 million. These funds were used to pay-off the Company’s lines of credit with a correspondent bank.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Revenue Recognition

The Company records revenue from contracts with customers in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a customer, identify the performance obligation(s) within the contract, determine the transaction price, allocate the transaction price to the performance obligation(s) within the contract, and recognize revenue when (or as) the performance obligation(s) are/is satisfied. The core principle under ASC 606 requires the Company to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue form contracts with customers.

The majority of the Company’s revenue is not subject to ASC 606, including net interest income, loan servicing income, fees related to loans and loan commitments, increase in cash surrender value of life insurance and gain on sales of securities and loans. The following significant revenue-generating transactions are within the scope of ASC 606, which are presented in the Statements of Income as components of noninterest revenue.

Service charges and fees: The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will be either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. The Company’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized, over the period in which the service is provided (typically on a monthly basis); while NSF charges and other deposit account related charges are largely transactional based and the related revenue is recognized at the time the service is provided.

Interchange and ATM fees: A contract between the Company, as a card-issuing bank, and its customers whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit card to make a purchase. The performance obligation is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit card).

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Other noninterest revenue: Other noninterest revenue includes several items, such as wire transfer income, check cashing fees, check printing fees, safe deposit box rental fees. These fees are generally recognized at the time the service is provided and/or the income is earned.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed conversion. Potentially dilutive common shares include warrants, stock options and SERP shares outstanding that would have been converted to common shares. All potentially dilutive common shares were settled in connection with the merger discussed in Note 20.

Earnings per share have been computed based on the following for the years ended December 31, 2022 and 2021 (in thousands, except for share values):

	2022	2021
Net income available to common shareholders	$5,799	13,814

Weighted average number of common shares outstanding	7,020,351	6,970,955
Effect of dilutive options, warrants, and SERP shares	-	238,931
Weighted average number of common shares outstanding used to calculate diluted earnings per common share	7,020,351	7,209,886

Reclassifications

Certain 2021 amounts have been reclassified to conform to the 2022 presentation.

Impact of Recently-Issued Accounting Standards and Pronouncements

ASU 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for loan losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019. In November 2019, the FASB issued Financial Instruments Credit Losses (Topic 326): Effective Dates (“ASU 2019-10”). ASU 2019-10 amends the effective date for certain entities, including the Company, for ASU 2016-13 until fiscal years beginning after December 15, 2022. The Company does not expect this ASU to have a material impact on the Company’s consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities

The cost basis, unrealized gains and losses, and fair value of securities available for sale at December 31, 2022 and 2021 are listed below (in thousands):

As of December 31, 2022:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political subdivisions	$26,313	-	(5,270)	21,043
Residential mortgage-backed securities	139,007	2	(14,703)	124,306
Collateralized mortgage obligations	27,104	-	(3,352)	23,752
Corporate debt securities	2,500	-	(178)	2,322
	$194,924	2	(23,503)	171,423

As of December 31, 2021:
State and political subdivisions	26,438	48	(443)	26,043
Residential mortgage-backed securities	144,994	281	(2,095)	143,180
Collateralized mortgage obligations	26,558	53	(550)	26,061
Corporate debt securities	2,000	28	(3)	2,025
	$199,990	410	(3,091)	197,309

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and 2021 (in thousands):

	Less than 12 Months		More than 12 Months		Total
December 31, 2022:	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
State and political subdivisions	$6,635	1,427	14,408	3,843	21,043	5,270
Residential mortgage-backed securities	31,801	2,243	91,219	12,460	123,020	14,703
Collateralized mortgage obligations	10,203	696	13,617	2,656	23,820	3,352
Corporate Bonds	1,870	130	452	48	2,322	178
	$50,509	4,496	119,696	19,007	170,205	23,503

December 31, 2021:
State and political subdivisions	$12,247	202	5,654	241	17,901	443
Residential mortgage-backed securities	100,380	1,682	20,947	413	121,327	2,095
Collateralized mortgage obligations	16,873	344	3,341	206	20,214	550
Corporate Bonds	496	3	-	-	496	3
	$129,996	2,231	29,942	860	159,938	3,091

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities, continued

At December 31, 2022, there were 101 available for sale securities that were in an unrealized loss position. Residential mortgage-backed securities accounted for 55 of the securities in an unrealized loss position with 41 of these securities in a loss position for greater than 12 months. Collateralized mortgage obligations accounted for 15 of the securities in an unrealized loss position with 9 of these securities in a loss position for greater than 12 months. The remaining securities in a loss position were made up of 26 state and political subdivisions with 17 of these securities in a loss position for more than 12 months, and 4 corporate securities with one of these securities in a loss position for more than 12 months. At December 31, 2021, there were 68 available for sale securities that were in an unrealized loss position. Residential mortgage-backed securities accounted for 41 of the securities in an unrealized loss position with 8 of these securities in a loss position for greater than 12 months. Collateralized mortgage obligations accounted for 9 of the securities in an unrealized loss position with one of these securities in a loss position for greater than 12 months. The remaining securities in a loss position were made up of 17 state and political subdivisions with 6 of these securities in a loss position for more than 12 months, and 1 corporate security that was not in a loss position for more than 12 months.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, among other factors. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry reports. During 2022 and 2021, the Company did not record any impairment losses.

The Company does not intend to sell nor believes it will be required to sell securities in an unrealized loss position prior to recovery of its amortized cost basis or maturity. Unrealized losses at December 31, 2022 and 2021 were primarily attributable to changes in interest rates.

The amortized cost and fair value of available for sale securities at December 31, 2022, by contractual maturity, are presented in the following table (in thousands):

	Amortized Cost	Fair Value
State and political subdivisions, commercial mortgage-backed securities, and corporate debt securities:
Less than 1 year	$825	810
5 to 10 years	24,477	19,962
More than 10	5,818	4,677
Mortgage-backed securities	163,804	145,974
	$194,924	171,423

Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

At December 31, 2022 and 2021, securities with a carrying value of approximately $1.6 million and $2.3 million, respectively, were pledged to secure public deposits. Securities with a carrying value of $33.0 million and $26.0 million were pledged as collateral for repurchase agreements at December 31, 2022 and 2021, respectively.

During 2022 and 2021, the Company did not sell any available for sale securities.

At December 31, 2022 and 2021, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(3)	Originated Loans

Major classifications of originated loans at December 31, 2022 and 2021, are summarized as follows (in thousands):

	2022	2021
Real estate loans:
Construction and land development	$195,302	146,365
Single-family residential	152,151	124,222
Commercial	497,104	413,598
Multifamily	4,057	5,271
Total real estate loans	848,614	689,456
Commercial loans (not secured by real estate)	235,348	203,914
Consumer loans (not secured by real estate)	9,016	10,254
Gross loans	1,092,978	903,624
Unearned income	(1,962)	(1,741)
Loans, net of unearned income	$1,091,016	901,883

The Company grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the North and South metro Atlanta, Georgia area along with southeastern Georgia and northeastern Florida area. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market and the interest rate environment.

The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, is an economic stimulus bill signed into law on March 27, 2021, in response to the economic fallout of the COVID-19 pandemic in the United States. The creation of the Paycheck Protection Program (PPP) enacted under the CARES Act provides forgivable loans to small businesses for payroll obligations, emergency grants to cover immediate operating costs, and a mechanism for loan forgiveness by the Small Business Administration should all criteria be met. At December 31, 2022, there were no loans granted under the Paycheck Protection Program. At December 31, 2021, there were approximately $11.2 million. These loans are fully guaranteed by the Small Business Administration.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(3)	Originated Loans, continued

The following table presents an aging analysis of past due loans, including nonaccrual loans, by loan type, as of December 31, 2022 and 2021 (in thousands):

December 31, 2022:	Loans 30 - 89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Construction and land development	$253	-	253	195,049	195,302	-
Single-family residential	137	-	137	152,014	152,151	-
Commercial	287	-	287	496,817	497,104	-
Multifamily	-	-	-	4,057	4,057	-
Commercial loans (not secured by real estate)	1	-	1	235,347	235,348	-
Consumer loans (not secured by real estate)	73	-	73	8,943	9,016	-
Total	$751	-	751	1,092,227	1,092,978	-

December 31, 2021:
Construction and land development	$225	-	225	146,140	146,365	-
Single-family residential	20	25	45	124,177	124,222	-
Commercial	102	108	210	413,388	413,598	-
Multifamily	-	-	-	5,271	5,271	-
Commercial loans (not secured by real estate)	641	64	705	203,209	203,914	-
Consumer loans (not secured by real estate)	10	-	10	10,244	10,254	-
Total	$998	197	1,195	902,429	903,624	-

The following tables present the Company’s non-accrual loans as of December 31, 2022 and 2021 (in thousands):

	2022	2021
Single-family residential	$410	25
Commercial	402	108
Commercial loans (not secured by real estate)	982	828
Consumer loans (not secured by real estate)	21	-
Total	$1,815	961

At each reporting period, the Company determines which loans are impaired. Impaired loans are reviewed on a relationship basis. If one loan within a relationship is impaired, then the entire relationship is individually evaluated for impairment. An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals, and management considers factors such as the assumptions and techniques utilized by the appraiser. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, management will determine if a valuation allowance is recorded as a component of the allowance for loan losses or a charge off of the collateral deficiency is recorded. Management considers the factors of each relationship in making this determination. No interest income was recognized on nonaccrual loans and nonperforming troubled debt restructurings (“TDRs”) during 2022 or 2021. Interest income recognized on performing TDRs was immaterial for both 2022 and 2021.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(3)	Originated Loans, continued

The following table presents the Company’s impaired loans, including nonaccrual loans and both nonaccrual and accruing TDRs, at December 31, 2022 and 2021 (in thousands):

December 31, 2022:	Unpaid Contractual Principal Balance	Recorded Investment with no Allowance	Recorded Investment with Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Construction and land development	$-	-	-	-	-	-
Single-family residential	410	410	-	-	-	218
Commercial	837	837	-	-	-	905
Commercial (not secured by real estate)	982	419	563	563	256	905
	$2,229	1,666	563	563	256	2,028

December 31, 2021:
Construction and land development	$-	-	-	-	-	-
Single-family residential	25	25	-	-	-	554
Commercial	974	974	-	-	-	4,627
Commercial loans (not secured by real estate)	829	142	687	687	320	472
	$1,828	1,141	687	687	320	5,653

The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 8. These risk grades are evaluated on an ongoing basis. A description of the general characteristics of the eight risk grades is as follows:

•	Risk Grades 1 – 4, Pass: Loans exhibit adequate cash flows, appropriate management and financial ratios within industry norms and/or are supported by sufficient collateral. Some credits in these rating categories may require a need for monitoring but elements of concern are not severe enough to warrant an elevated rating.
•	Risk Grade 5, Special Mention: An OAEM loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged, if any. There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
•	Risk Grade 6, Substandard: These loans have the general characteristics of a Grade 5 OAEM loan, with heightened potential concerns and a greater possibility of loss. The exact amount of loss is not yet known because neither the liquidation value of the collateral nor the borrower’s predicted repayment ability is known with confidence.
•	Risk Grade 7, Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.
•	Risk Grade 8, Loss: Loans classified as Loss are considered uncollectable and continuance as an acceptable asset is not warranted. This classification does not mean that the asset has absolutely no recovery potential or salvage value, but rather that it is not practical or desirable to defer writing off this loan even though partial recovery may occur in the future. Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(3)	Originated Loans, continued

The following table presents the credit risk profile of each loan type based on internally assigned risk grade as of December 31, 2022 and 2021 (in thousands):

Risk Grade	Pass	Special Mention	Substandard	Doubtful - Loss	Total
December 31, 2022:
Construction and land development	$192,865	2,437	-	-	195,302
Single-family residential	148,814	2,903	434	-	152,151
Commercial	494,653	2,049	402	-	497,104
Multifamily	4,057	-	-	-	4,057
Commercial (not secured by real estate)	233,216	1,021	1,111	-	235,348
Consumer (not secured by real estate)	8,993	2	21	-	9,016
	$1,082,598	8,412	1,968	-	1,092,978
December 31, 2021:
Construction and land development	$145,061	1,304	-	-	146,365
Single-family residential	122,588	1,556	78	-	124,222
Commercial	409,587	3,471	540	-	413,598
Multifamily	5,271	-	-	-	5,271
Commercial (not secured by real estate)	201,798	1,096	1,020	-	203,914
Consumer (not secured by real estate)	10,252	2	-	-	10,254
	$894,557	7,429	1,638	-	903,624

The following table presents an analysis of TDR loans by loan type as of December 31, 2022 and 2021 (dollars in thousands):

				Troubled Debt Restructurings that have Subsequently Defaulted
December 31, 2022:	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Recorded Investment
Commercial	1	$589	411	-	$-
December 31, 2021:
Commercial	2	$1,339	866	-	$-

The Company did not modify any loans in 2022 or 2021 that would qualify as a TDR.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(4)	Acquired Loans

Major classifications of acquired loans at December 31, 2022 and 2021 are summarized as follows (in thousands):

	2022	2021
Real estate loans:
Construction and land development	$3,421	13,265
Single-family residential	22,113	34,444
Commercial	60,374	92,296
Multifamily	7,555	1,321
Total real estate loans	93,464	141,326
Commercial loans (not secured by real estate)	5,245	10,288
Consumer loans (not secured by real estate)	1,334	1,828
Total acquired loans	$100,042	153,442

The following table presents an aging analysis of past due acquired loans, including acquired nonaccrual loans, by loan type, as of December 31, 2022 and 2021 (in thousands):

December 31, 2022:	Loans 30 - 89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Construction and land development	$95	-	95	3,326	3,421	-
Single-family residential	934	-	934	21,179	22,113	-
Commercial	153	-	153	60,221	60,374	-
Multifamily	-	-	-	7,555	7,555	-
Commercial loans (not secured by real estate)	34	110	144	5,101	5,245	-
Consumer loans (not secured by real estate)	10	-	10	1,324	1,334	-
Total	$1,226	110	1,336	98,707	100,042	-

December 31, 2021:
Construction and land development	$38	-	38	13,227	13,265	-
Single-family residential	458	-	458	33,986	34,444	-
Commercial	33	-	33	92,263	92,296	-
Multifamily	-	-	-	1,321	1,321	-
Commercial loans (not secured by real estate)	139	69	208	10,080	10,288	-
Consumer loans (not secured by real estate)	5	4	9	1,819	1,828	-
Total	$673	73	746	152,696	153,442	-

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(4)	Acquired Loans, continued

The following tables present the Company’s acquired non-accrual loans as of December 31, 2022 and 2021 (in thousands):

	2022	2021
Construction and land development	$20	27
Single-family residential	447	338
Commercial	153	169
Commercial loans (not secured by real estate)	136	231
Consumer loans (not secured by real estate)	-	8
Total	$756	773

At December 31, 2022 and 2021, there were no purchased loans remaining that exhibited at the date of acquisition evidence of deterioration of credit quality since origination.

The following table presents the credit risk profile (using the risk grades described in Note 4) of each acquired loan type based on internally assigned risk grade as of December 31, 2022 and 2021 (in thousands):

Risk Grade	Pass	Special Mention	Substandard	Doubtful - Loss	Total
December 31, 2022:
Construction and land development	$3,401	-	20	-	3,421
Single-family residential	21,435	231	447	-	22,113
Commercial	60,189	32	153	-	60,374
Multifamily	7,555	-	-	-	7,555
Commercial (not secured by real estate)	4,678	431	136	-	5,245
Consumer (not secured by real estate)	1,334	-	-	-	1,334
	$98,592	694	756	-	100,042

Risk Grade	Pass	Special Mention	Substandard	Doubtful - Loss	Total
December 31, 2021:
Construction and land development	$13,238	-	27	-	13,265
Single-family residential	33,185	921	338	-	34,444
Commercial	85,398	6,729	169	-	92,296
Multifamily	1,321	-	-	-	1,321
Commercial (not secured by real estate)	9,418	639	231	-	10,288
Consumer (not secured by real estate)	1,820	-	8	-	1,828
	$144,380	8,289	773	-	153,442

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(4)	Acquired Loans, continued

The following table presents a rollforward of the acquired loans and a summary of the changes in the accretable discount and non-accretable difference, by acquisition, for the years ended December 31, 2022 and 2021.

December 31, 2022:	Heritage Bancorporation	Providence	Total
Acquired Loan Balance
Balance, beginning of period	$140,520	12,922	153,442
Charge-offs	-	-	-
Accretion	(707)	(100)	(807)
Other net change in balances	(45,405)	(7,188)	(52,593)
Balance, end of period	$94,408	5,634	100,042

Accretable Discount
Balance, beginning of period	$1,690	340	2,030
Charge-offs, other net changes in balance	-	-	-
Accretion	(707)	(100)	(807)
Balance, end of period	$983	240	1,223

Non-Accretable Difference
Balance, beginning of period	$-	-	-
Charge-offs, other net changes in balance	-	-	-
Balance, end of period	$-	-	-

December 31, 2021:	Heritage Bancorporation	Providence	Total
Acquired Loan Balance
Balance, beginning of period	$240,113	26,869	266,982
Charge-offs	-	-	-
Accretion	(1,221)	(104)	(1,325)
Other net change in balances	(98,372)	(13,843)	(112,215)
Balance, end of period	$140,520	12,922	153,442

Accretable Discount
Balance, beginning of period	$2,911	444	3,355
Charge-offs, other net changes in balance	-	-	-
Accretion	(1,221)	(104)	(1,325)
Balance, end of period	$1,690	340	2,030

Non-Accretable Difference
Balance, beginning of period	$664	-	664
Charge-offs, other net changes in balance	(664)	-	(664)
Balance, end of period	$-	-	-

During 2021, the Company modified acquired loans for certain customers by extending payments for 90 days or granting interest only payments for some period as a result of the COVID-19 pandemic. Accordingly, such loans were not classified as troubled debt restructurings. As of December 31, 2021, the extension period for these loans had expired with customers resuming their regular payment schedule. There were no modifications during 2022.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(5)	Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2022 and 2021 were as follows (in thousands):

December 31, 2022:	Construction and Land Development	Single Family Residential	Real Estate Commercial	Multifamily	Commercial Loans – not secured by Real Estate	Consumer Loans – not secured by Real Estate	Unallocated	Total
Allowance for loan Losses
Beginning balance	$2,807	1,894	6,418	79	3,590	300	140	15,228
Provision for loan losses	289	(88)	(819)	45	317	389	(133)	-
Charge-offs	-	-	-	-	(791)	(374)	-	(1,165)
Recoveries	212	75	52	-	532	90	-	961
Ending balance	$3,308	1,881	5,651	124	3,648	405	7	15,024
Ending balance, individually evaluated for impairment	$-	-	-	-	256	-	-	256
Ending balance, collectively evaluated for impairment	3,308	1,881	5,651	124	3,392	405	7	14,768
	$3,308	1,881	5,651	124	3,648	405	7	15,024
Loans:
Ending balance, individually evaluated for impairment	$-	-	-	-	687	-	-	687
Ending balance, collectively evaluated for impairment	198,723	174,264	557,478	11,612	239,906	10,350	-	1,192,333
	$198,723	174,264	557,478	11,612	240,593	10,350	-	1,193,020

December 31, 2021:	Construction and Land Development	Single Family Residential	Real Estate Commercial	Multifamily	Commercial Loans – not secured by Real Estate	Consumer Loans – not secured by Real Estate	Unallocated	Total
Allowance for loan Losses
Beginning balance	$2,499	1,981	5,144	171	3,574	449	299	14,117
Provision for loan losses	(409)	(407)	548	(101)	291	237	(159)	-
Charge-offs	-	-	(86)	-	(541)	(463)	-	(1,090)
Recoveries	717	320	812	9	266	77	-	2,201
Ending balance	$2,807	1,894	6,418	79	3,590	300	140	15,228
Ending balance, individually evaluated for impairment	$-	-	-	-	320	-	-	320
Ending balance, collectively evaluated for impairment	2,807	1,894	6,418	79	3,270	300	140	14,908
	$2,807	1,894	6,418	79	3,590	300	140	15,228
Loans:
Ending balance, individually evaluated for impairment	$-	-	-	-	1,512	-	-	1,512
Ending balance, collectively evaluated for impairment	159,630	158,666	505,894	6,592	212,690	12,082	-	1,055,554
	$159,630	158,666	505,894	6,592	214,202	12,082	-	1,057,066

(6)	Premises and Equipment

Premises and equipment at December 31, 2022 and 2021 are summarized as follows (in thousands):

	2022	2021
Land and land improvements	$7,627	7,341
Buildings and improvements	27,847	27,968
Furniture and equipment	9,654	9,883
Construction in progress	38	609
	45,166	45,801
Less accumulated depreciation	(12,703)	(10,665)
	$32,463	35,136

Depreciation expense was approximately $2.6 million and $2.7 million for 2022 and 2021, respectively.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(7)	Other Real Estate Owned

Major classifications of other real estate owned (“OREO”) non purchased and purchased, net of direct write-downs, at December 31, 2022 and 2021 are summarized as follows (in thousands):

	Non Purchased OREO	Purchased OREO	Total OREO
Construction and land development	$-	857	857
Total other real estate owned	$-	857	857

The following is a summary of the changes in other real estate owned for the years ended December 31, 2022 and 2021 (in thousands):

December 31, 2022	Non Purchased OREO	Purchased OREO	Total OREO
Balance at the beginning of the year	$-	857	857
Transferred from Premises	-	423	-
Cash sales	-	(423)	-
Balance at the end of the year	$-	857	857

December 31, 2021
Balance at the beginning of the year	$77	2,516	2,593
Transferred to Premises	-	500	500
Cash sales	(73)	(1,910)	(1,983)
Gains (Loss) on sales	(4)	(198)	(202)
Write-downs	-	(51)	(51)
Balance at the end of the year	$-	857	857

(8)	Deposits

The following is a summary of deposits as of December 31, 2022 and 2021 (in thousands):

	2022	2021
Noninterest-bearing deposits	$513,461	485,754
Interest-bearing demand deposits	270,127	275,115
Money market and savings deposits	435,289	439,964
Time deposits	175,469	226,605
	$1,394,346	1,427,438

At December 31, 2022, the contractual maturities of time deposits are summarized as follows (in thousands):

2023	$104,693
2024	51,722
2025	12,775
2026	3,291
2027	2,418
2028 and thereafter	570
$175,469

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2022 and 2021 was approximately $36.3 million and $50.9 million, respectively.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(9)	FHLB Advances

The Company maintains access to borrowings with the FHLB. The FHLB borrowings are collateralized by FHLB stock and a blanket assignment on all residential first mortgage loans, home equity lines of credit, multi-family real estate loans and loans secured by commercial real estate that the Company owns. At December 31, 2022 and 2021, the lendable collateral totaled approximately $110.5 million and $84.3 million on $167.0 million and $133.0 million of loans pledged, respectively. As additional collateral, the Company may pledge securities to the FHLB. At December 31, 2022 and 2021, there were no securities pledged to the FHLB. The Company did not have any FHLB borrowings outstanding at December 31, 2022 or 2021.

The Company is required to purchase and hold certain amounts of FHLB stock to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Company owned FHLB stock amounting to approximately $827 thousand and $786 thousand at December 31, 2022 and 2021, respectively.

(10)	Lines of Credit

The Company entered into an agreement with a bank in August 2019 for a line of credit for up to $15.0 million. This line of credit is secured by stock of the Bank. The line of credit includes a floating interest rate of the Wall Street Journal prime rate less 50 basis points with a floor of 3.00% and matures on December 31, 2022. At December 31, 2021, the balance on this line was $14.7 million with an interest rate of 3.00%.

The Company entered into an agreement with a bank in June 2020 for a line of credit for up to $10.0 million. This line of credit is secured by stock of the Bank. In May 2021, the bank agreed to increase the line of credit to $25.0 million to facilitate the repurchase of the Company’s subordinated debt. The line of credit includes a floating interest rate of the Wall Street Journal prime rate with a floor of 3.25% and matures on December 31, 2022. At December 31, 2021, the balance on the line was $19.5 million.

In March 2022, the Company and bank agreed to extend the maturities on both lines of credit under the same terms to December 31, 2022. On December 30, 2022, the Company paid off both lines of credit in conjunction with the closing of the FBMS transaction.

(11)	Junior Subordinated Debentures

In connection with the acquisition of Heritage Bancorporation in 2019, the Company assumed the debentures issued to Liberty Shares Statutory Trust II (“Trust”). The Debt Securities represent the sole assets of the Trust. The Trust is not included in the consolidated financial statements. The debentures mature on March 15, 2036. The interest rate reprices quarterly equal to the three-month LIBOR plus 148 basis points (6.25% and 1.68% at December 31, 2022 and 2021, respectively) with interest payable quarterly.

The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities. The Company’s investment in the Trust Common Securities is included in other assets in the consolidated balance sheets. The debentures are unsecured obligations of the Company and are junior in right of all present and future indebtedness of the Company.

The debenture issued to the Trust that was assumed by the Company had a par value of $10.3 million and an unamortized discount of $753 thousand and $907 thousand at December 31, 2022 and 2021, respectively.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(12)	Subordinated Notes

On June 30, 2020, the Company completed the offering and sale of $20 million in aggregate amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2030. Debt issuance costs of $373 thousand were netted with proceeds and are being amortized over the term of the notes. The subordinated notes will mature on June 30, 2030 and through June 30, 2025, bear a fixed rate of interest of 6.00% per annum, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year. Beginning June 30, 2025, the interest rate on the subordinated notes resets quarterly to a floating rate per annum equal to the then-current one month-LIBOR plus 5.63%, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year to the maturity date or earlier redemption. Beginning June 30, 2025, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.

During 2021, in conjunction with the pending Purchase and Assumption Agreement with VyStar Credit Union, the Company repurchased all of the outstanding subordinated debt. Total premiums paid (including related broker fees) on the early redemption totaled $3.4 million, which was included with professional and other expenses related to pending transaction on the income statement. In addition, the Company recognized $323,000 in expense for unamortized debt issuance costs.

(13)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2022 (in thousands):

Beginning balance	$3,078
New loans and advances	2,620
Repayments	(1,810)
No longer related party	(154)
Ending balance	$3,734

The Company had deposit relationships with related parties of approximately $13.9 million and $14.5 million as of December 31, 2022 and 2021, respectively.

(14)	Employee Benefit and Stock Plans

The Company has a contributory 401(k) profit sharing plan covering substantially all of its employees. The contributions to the plan are at the discretion of its board of directors. Contributions for both 2022 and 2021 were equal to one hundred percent of employee deferrals up to six percent. Total expense related to this plan was approximately $881 thousand and $794 thousand for the years ended December 31, 2022 and 2021, respectively.

The Company adopted a nonqualified supplemental executive retirement plan (“SERP”) to provide retirement benefits to certain of the Company’s executive officers and to provide death benefits for the designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts were purchased on certain executive officers. For the years ended December 31, 2022 and 2021, the Company incurred expense of $386 thousand and $504 thousand, respectively, in conjunction with the SERP.

In 2012, the plan agreements relating to the SERP were amended to provide for the distribution of a portion of the retirement benefit in the form of Company stock as opposed to cash. The result of the amendment was the conversion of $1.7 million of the existing accrued deferred compensation obligation payable from cash to stock. The portion of the obligation payable as stock is treated as an equity award as opposed to a liability award under ASC 480-10-25; accordingly, no liability is recorded under ASC 718-20-55 implementation guidance and no expense beyond the conversion value (i.e., the grant date value of the promised stock) is recognized in accordance with equity accounting rules of ASC 718-10-35. During both 2022 and 2021, 9,660 shares were issued under the SERP.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(14)	Employee Benefit and Stock Plans, continued

On December 30, 2022, all the SERP plans were terminated and negotiated payments were distributed to the active participants as part of the FBMS transaction.

During 2018, the Company implemented its “2018 Long-Term Incentive Plan” (“Plan”) which allows for the distribution of share-based awards to be granted to officers, directors and employees from time to time as approved. An aggregate of 200,000 shares have been reserved for issuance under the Plan. The Company awarded both Stock Options and Restricted Stock under this Plan.

Options constitute both incentive and non-qualified stock options.

A summary of stock option activity and changes during the years ended December 31, 2022 and 2021 is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, December 31, 2021	38,254	$9.72
Cancelled – paid out	(7,374)	6.47
Exercised	(30,880)	10.50
Outstanding, December 31, 2022	-
Options exercisable at end of year	-

Total compensation costs related to stock options was $18 thousand and $71 thousand for the years ended December 31, 2022 and 2021, respectively.

The Company awarded restricted shares of common stock to certain employees and directors which vest over a three to five-year period based on service and performance. Any restricted stock that has not vested at the time of the termination of the recipient’s service relationship will be forfeited. The shares were valued based on the market price at the time of grant.

Compensation expense related to restricted stock awards recognized during the years ended December 31, 2021 and 2021 was $155 thousand and $661 thousand, respectively.

The following tables summarizes non-vested restricted stock awards.

	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2021	39,309	$12.79
Vested	38,778	12.68
Forfeited	531	20.75
Outstanding, December 31, 2022	-

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(15)	Commitments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The notional contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the counter party for commitments to extend credit and letters of credit written is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it uses for underwriting on-balance sheet instruments. In most cases, collateral or other security is required to support financial instruments with a credit risk.

The following table summarizes, as of December 31, 2022 and 2021, the contract amount of off-balance sheet instruments (in thousands):

	2022	2021
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$437,417	404,353
Financial and performance letters of credit	6,015	5,286
	$443,432	409,639

Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness and subjects commitments to typical credit underwriting on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.

Commercial letters of credit are issued to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and the third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, certificates of deposit, and other acceptable collateral as security supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.

At December 31, 2022 and 2021, the Company had $65.0 million and $20.0 million, respectively, available for the purchase of unsecured overnight federal funds from two correspondent financial institutions.

(16)	Income Taxes

The provision for income taxes for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021
Current	$20	32
Deferred	1,650	3,957
Total income tax expense	$1,670	3,989

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(16)	Income Taxes, continued

The reasons for the difference between actual tax expense and tax computed at the federal income rate (21%) are as follows (in thousands):

	2022	2021
Pretax income at statutory rates	$1,568	3,739
Add (deduct):
Tax-exempt interest income	(51)	(42)
Life insurance income	(198)	(189)
Nondeductible transaction expenses	264	-
State income taxes, net of federal benefit	178	504
Other, net	(91)	(23)
Total income tax expense	$1,670	3,989

The sources and tax effects of temporary differences that give rise to signification portions of deferred income tax assets and liabilities are as follows (in thousands):

	2022	2021
Deferred tax assets:
Unrealized losses on securities available for sale	$6,001	685
Deferred loans fees	501	445
Provision for loan losses	3,836	3,516
Other real estate owned	183	184
Acquisition fair value adjustments	121	289
Other expenses	316	261
Accrued other	-	105
Transaction costs	446	186
Share-based compensation	-	272
Deferred compensation	-	875
State tax credits	926	769
Net operating losses	5,583	7,060
Total deferred tax assets	17,913	14,647
Deferred tax liabilities:
Premises & equipment	557	669
Core deposit intangible	1,597	1,821
Other liabilities	-	64
Total deferred tax liabilities	2,154	2,554
Net deferred tax asset	$15,759	12,093

As of December 31, 2022 and 2021, the Company had federal net operating loss carryforwards of $19.6 million and $25.3 million, respectively that start expiring in 2029. Additionally, the Company had state net operating loss carryforwards of $32.4 million and $38.6 million for the same periods that begin expiring in 2029. As of December 31, 2022, $13.3 million of the federal and $19.0 million of the state net operating loss carryforwards are subject to the annual deduction limitation provisions of Internal Revenue Code Section 382. The Company carries $1,172 thousand of state income tax credits that start expiring in 2023 if not utilized. These credits have a five-year carryforward period.

The Company and its subsidiary are subject to U.S. federal income tax as well as income tax of the state of Florida and Georgia. The Company is subject to examination by taxing authorities for years ended December 31, 2019 and thereafter.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(17)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy rules and the regulatory framework for prompt corrective action, as revised by the Basel III Capital Rules effective as of January 1, 2015, the Bank must meet specific capital thresholds that involve quantitative measures of capital, assets, and certain off-balance sheet items as calculated under regulatory rules. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures (as defined) established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital (“CET 1”) to risk-weighted assets, and of Tier 1 capital to average assets, the Tier 1 leverage ratio.

Effective January 1, 2015, the Basel III Capital Rules revised the framework for prompt corrective action by (1) introducing a CET 1 ratio requirement at each level (other than critically undercapitalized), with the required CET 1 ratio being 6.5% for well capitalized status; (2) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for well capitalized status being 8% (as compared to the prior 6%); and (3) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized.

As of December 31, 2022, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum guideline ratios as set forth in the table below. There are no conditions or events since December 31, 2022 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented below (dollars in thousands):

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2022:
Total Capital to Risk-Weighted Assets	$142,645	10.20%	$111,613	8.00%	$139,516	10.00%
Tier 1 Capital to Risk-Weighted Assets	127,621	9.15%	83,709	6.00%	111,613	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	127,621	9.15%	62,782	4.50%	90,685	6.50%
Tier 1 Capital to Average Assets	127,621	7.68%	66,428	4.00%	83,035	5.00%

As of December 31, 2021:
Total Capital to Risk-Weighted Assets	$173,088	13.90%	$99,654	8.00%	$124,568	10.00%
Tier 1 Capital to Risk-Weighted Assets	157,860	12.67%	74,741	6.00%	99,654	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	157,860	12.67%	56,056	4.50%	80,969	6.50%
Tier 1 Capital to Average Assets	157,860	9.81%	64,397	4.00%	80,497	5.00%

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(18)	Fair Value Measurement and Disclosures

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820, Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are utilized in the determination of fair value for instruments classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs for instruments classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1 -	Valuation is based upon quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
Level 2 -	Valuation is based upon quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 -	Valuation is generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances in which the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following methods and assumptions were used by the Company in estimating the fair value of its significant financial instruments and other accounts recorded or disclosed based on their fair value:

Cash and Cash Equivalents

For cash, due from banks, interest-bearing deposits in banks and federal funds sold, the carrying amount approximates fair value.

Securities

Securities available for sale are recorded at fair value on a recurring basis. Securities held to maturity are recorded at amortized cost. For securities available for sale, as well as securities held to maturity, the fair value is determined by various valuation methodologies. Where quoted market prices are available in active markets, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include certain U.S. agency bonds, collateralized mortgage and debt obligations, and certain municipal securities. The Level 2 fair value pricing is provided by an independent third party and is based upon similar securities in an active market.

Other Investments

FHLB stock is included in other investment securities at its original cost basis, as cost approximates fair value and there is no ready market for such investments.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(18)	Fair Value Measurement and Disclosures, continued

Loans

The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. A loan is determined to be impaired if the Company believes it is probable that all principal and interest amounts due according to the terms of the note will not be collected as scheduled. The fair value of impaired loans is determined in accordance with generally accepted accounting principles and generally results in a specific reserve established through a charge to the provision for loan losses.

Losses on impaired loans are charged to the allowance when management believes the collectability of a loan is confirmed. Management classifies all impaired loans carried at fair value as Level 3, since their valuations are based on either discounted cash flows or on underlying collateral values, as determined by appraisals, which are based in part on observable inputs, but which are not themselves observable inputs.

Other Real Estate Owned

The fair value of OREO is determined using certified appraisals that assign value to the property at its highest and best uses by applying traditional valuation methods common to the industry. The Company does not hold any OREO for profit purposes and all OREO is actively marketed for sale. In most cases, management has determined that additional valuation adjustments may be appropriate to reflect other market factors that may not be captured in the appraisal. Accordingly, appraisals as adjusted are not based on observable inputs, and management has determined that OREO should be classified as Level 3.

Cash Surrender Value of Bank Owned Life Insurance

The carrying value of these assets approximates fair value.

Deposits

The carrying amount of demand deposits, savings deposits and variable-rate certificates of deposits approximates fair value. The fair value of fixed-rate certificates of deposits is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Securities Sold Under Agreements to Repurchase

The carrying amount of securities sold under agreements to repurchase approximates fair value.

Lines of Credit

The carrying amount of the variable rate lines of credit approximates fair value.

Junior Subordinated Debentures

The carrying amount of the variable rate trust preferred securities approximates fair value.

Commitments to Extend Credit

Commitments to extend credit and standby letters of credit are generally short-term and made using variable rates. The estimated fair value of these instruments is immaterial.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(18)	Fair Value Measurement and Disclosures, continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands).

December 31, 2022:	Level 1	Level 2	Level 3	Total
Securities available for sale:
State and political subdivisions	$-	21,043	-	21,043
Residential mortgage-backed securities	-	122,221	-	122,221
Collateralized mortgage obligations	-	23,752	-	23,752
Commercial mortgage-backed securities	-	2,085	-	2,085
Corporate debt securities	-	-	2,322	2,322

December 31, 2021:
Securities available for sale:
State and political subdivisions	$-	26,043	-	26,043
Residential mortgage-backed securities	-	139,886	-	139,886
Collateralized mortgage obligations	-	26,061	-	26,061
Commercial mortgage-backed securities	-	3,294	-	3,294
Corporate debt securities	-	-	2,025	2,025

During 2022 and 2021, one corporate debt security with a fair value of $500,000 and three corporate debt securities with a fair value of $2.0 million, respectively, were purchased and added to the Level 3 due to a lack of observable market data for these securities.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The table below presents the Company’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2022 and 2021, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Level 1	Level 2	Level 3	Total
December 31, 2022:
Acquired PCI loans	$-	-	-	-
Other real estate owned	-	-	857	857
Total	$-	-	857	857

December 31, 2021:
Acquired PCI loans	$-	-	-	-
Other real estate owned	-	-	857	857
Total	$-	-	857	857

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(18)	Fair Value Measurement and Disclosures, continued

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2022 and 2021 were as follows (in thousands):

December 31, 2022		Estimated Fair Value
	Carrying Amount	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$106,973	106,973	-	-
Securities available for sale	171,423	-	169,101	2,322
Other investments	827	-	827	-
Loans, net	1,191,058	-	1,151,742	-
Cash surrender value of bank owned life insurance	35,579	-	35,579	-

Liabilities:
Deposits	$1,394,346	-	1,392,432	-
Securities sold under repurchase agreements	32,710	-	32,710	-
Lines of credit	-	-	-	-
Junior subordinated debentures	9,557	-	9,557	-
Subordinated notes	-	-	-	-

December 31, 2021
Assets:
Cash and cash equivalents	$291,202	291,202	-	-
Securities available for sale	197,309	-	195,284	2,025
Other investments	786	-	786	-
Loans, net	1,055,325	-	1,037,781	-
Cash surrender value of bank owned life insurance	34,634	-	34,634	-

Liabilities:
Deposits	$1,427,438	-	1,427,438	-
Securities sold under repurchase agreements	23,988	-	23,988	-
Lines of credit	34,188	-	34,188	-
Junior subordinated debentures	9,403	-	9,403	-
Subordinated notes	-	-	-	-

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(19)	Condensed Financial Statements of Heritage Southeast Bancorporation, Inc. (Parent Only)

Balance Sheets December 31, 2022 and 2021 (in thousands)
	2022	2021
Assets
Cash	$124	146
Investment in subsidiary	149,909	196,202
Other assets	1,799	1,215
Total assets	$151,832	197,563
Liabilities and Shareholders’ Equity
Lines of credit	$-	34,188
	-	-
Junior subordinated debentures	9,557	9,403
Other liabilities	30	12
Total liabilities	9,587	43,603
Shareholders’ equity	142,245	153,960
Total liabilities and shareholders’ equity	$151,832	197,563

Statements of Income For the Years Ended December 31, 2022 and 2021 (in thousands)
	2022	2021
Revenues:
Other	$10	5
Dividends received from subsidiary	38,300	-
Total revenues	38,310	5
Expenses:
Interest	2,119	1,847
Transaction costs	-	3,783
Other expense	213	154
Total expenses	2,332	5,784
Income (loss) before income tax benefit and equity in undistributed income of subsidiary	35,978	(5,779)
Income tax benefit	(590)	(1,476)
Income (loss) before equity in undistributed income of subsidiary	36,568	(4,303)
Equity in undistributed income of subsidiary	-	18,117
Dividends received in excess of income of subsidiary	(30,769)	-
Net income	$5,799	13,814

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, continued

(19)	Condensed Financial Statements of Heritage Southeast Bancorporation, Inc. (Parent Only), continued

Statements of Cash Flows For the Years Ended December 31, 2022 and 2021 (in thousands)
	2022	2021
Operating activities:
Net income	$5,799	13,814
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization	154	507
Equity in undistributed income of subsidiary	-	(18,117)
Dividends received in excess of income of subsidiary	30,769	-
Stock-based compensation	(1,990)	619
Change in assets and liabilities:
Other assets	(584)	275
Other liabilities	18	(338)
Net cash provided by (used in) operating activities	34,166	(3,239)

Financing activities:
Proceeds from other borrowings	-	19,500
Repayment of other borrowings	(34,188)	-
Repurchase of subordinated debt	-	(20,000)
Net cash used in financing activities	(34,188)	(500)
Net change in cash	(22)	(3,739)
Cash at beginning of year	146	3,885
Cash at end of year	$124	146

(20)	Subsequent Events

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements through March 10, 2023, the date on which the financial statements were available to be issued.

Effective January 1, 2023, FBMS completed its previously announced merger (the “Merger”) with the Company pursuant to that certain Agreement and Plan of Merger by and between FBMS and the Company, dated as July 27, 2022 (the “Merger Agreement”). On January 1, 2023, the Company merged with and into the FBMS, with FBMS as the surviving corporation. Immediately following the Merger, the Bank merged with and into FBMS’s wholly-owned subsidiary bank, The First Bank, with The First Bank as the surviving bank and continuing its corporate existence.

Pursuant to the Merger Agreement, holders of Company common stock received 0.965 of a share of common stock of FBMS (the “Exchange Ratio”) (subject to the payment of cash in lieu of fractional shares) for each share of Company common stock held immediately prior to the effective time.